Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	James M. Cantrell	Steven Carr
President & CEO	VP & Interim CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
Iowa City, Iowa, April 26, 2018 - MidWestOne Financial Group, Inc. (Nasdaq - MOFG) today reported its financial results for the three months ended March 31, 2018. The Company had net income for the first quarter of 2018 of $7.8 million compared with net income of $6.7 million for the same period last year, an increase of $1.1 million, or 16.1%. Both basic and diluted earnings per share were $0.64 for the first quarter of 2018 compared with $0.58 per share for the first quarter of 2017.
Earnings comparisons between the first quarter of 2018 and the same period in 2017 are highlighted by the following:

•
a $1.2 million, or 4.9%, increase in net interest income, due primarily to a $2.3 million increase in interest and fees on loans, partially offset by an increase of $0.9 million in interest expense on deposits;

•	a $0.5 million, or 21.6%, decrease in income tax expense, primarily due to the reduction in the corporate federal income tax rate to 21% for 2018 compared to 35% for 2017; and

•	an increase of $0.2 million, or 2.4%, in noninterest income; partially offset by

•	an increase of $0.8 million, or 77.7%, in the provision for loan losses, due primarily to loan growth during the quarter of $39.5 million combined with indicated weakness in the agricultural sector.
President and Chief Executive Officer Charles N. Funk stated, “We are off to a good start in 2018 with expansion of the quarterly net interest income, benefit of a lower effective federal income tax rate, and with solid loan and deposit growth. Balance sheet growth and top line revenue growth were solid in the first quarter, and we see encouraging signs of improving asset quality ahead.”
Results of Operations
Net interest income of $26.3 million for the first quarter of 2018 was up $1.2 million, or 4.9%, from $25.1 million for the first quarter of 2017, primarily due to an increase of $2.4 million, or 8.5%, in interest income. A 9 basis point increase in loan yield coupled with a $143.9 million increase in average loan balances, partially offset by a decrease in the merger-related discount accretion of $0.2 million to $0.9 million for the first quarter of 2018, resulted in loan interest income increasing $2.3 million, or 9.4%, to $26.6 million for the first quarter of 2018 compared to the first quarter of 2017. Income from investment securities was $4.4 million for the first quarter of 2018, up from $4.3 million for the first quarter of 2017, which resulted from an increase of $0.7 million in the average balance, partially offset by a decrease of 18 basis points in the tax exempt yield between the two comparable periods. Interest expense increased $1.2 million, or 34.2%, to $4.7 million for the first quarter of 2018, compared to $3.5 million for the same period in 2017 primarily due to an increase in the cost of interest-bearing deposits of 14 basis points and increased average balances of $124.3 million between the two periods.
The net interest margin for the first quarter of 2018, calculated on a fully tax-equivalent basis, was 3.69%, or 10 basis points lower than the net interest margin of 3.79% for the first quarter of 2017. The yield on loans increased 9 basis points and the yield on investment securities decreased by 18 basis points, primarily due to the reduction in the federal income tax rate, resulting in the yield on interest-earning assets for the first quarter of 2018 being 4 basis points higher compared to the first quarter of 2017. The cost of deposits increased 14 basis points, while the average cost of borrowings was higher by 29 basis points for the first quarter of 2018, compared to the first quarter of 2017, reflecting the increasing interest rate environment.
For the first quarter of 2018, the provision for loan losses increased by $0.8 million, or 77.7%, to $1.8 million, compared to $1.0 million for the first quarter of 2017. This increase was primarily due to loan growth (excluding loans held for sale) of $39.5 million for the three months ended March 31, 2018, compared to a small decrease in loans for the same period in 2017, combined with some indicated weakness in the agricultural sector. The Company’s additional provision in the first quarter of 2018 improved the allowance for loan losses to total non-acquired loans ratio to 1.42%.
Noninterest income for the first quarter of 2018 increased $0.2 million, or 2.4%, to $5.7 million from $5.5 million in the first quarter of 2017. The greatest increase was in loan origination and servicing fees, which increased $0.1 million, or 17.3%, from $0.8 million for the first quarter of 2017 to $0.9 million for the first quarter of 2018. This increase was primarily due to the recovery of interest and collection expenses on a charged-off loan in the amount of $0.2 million in the first quarter of 2018, partially offset by a lower level of loans originated and sold on the secondary market in the first quarter of 2018 compared to the first quarter of 2017, a result of the general decrease in mortgage activity in the Company’s markets. Bank-owned life insurance income increased $0.1 million, or 32.0% due to the purchase of an additional $11.2 million of insurance in the fourth quarter of 2017. Other gain (loss) increased $0.1 million between the first quarter of 2018 and the first quarter of 2017, due primarily to increased gains on the sale of other real estate owned. Other gain (loss) represents gains and losses on the sale other real estate owned, derivatives, and other assets, and the mark-to-market of equity securities. These increases were partially offset by decreased service charges and fees on deposit accounts, which declined $0.1 million, or 9.0%, to $1.2 million for the first quarter of 2018, compared to $1.3 million for the first quarter of 2017, primarily due to decreased overdraft fees. In addition, other service charges and fees decreased $0.1 million, or 5.3%, from $1.5 million in the first quarter of 2017 to $1.4 million for the first quarter of 2018, due to the absence of income related to FDIC loss share agreements in the first quarter of 2018. The FDIC loss sharing agreements were terminated on July 14, 2017.
First quarter 2018 noninterest expense was $20.4 million, consistent with the first quarter of 2017. With the exception of salaries and employee benefits and other operating expense, all noninterest expense items experienced a decrease due to a continued focus on expense reduction. Salaries and employee benefits increased $0.5 million, or 4.1%, from $11.9 million for the first quarter of 2017 to $12.4 million for the first quarter of 2018, primarily due to normal annual salary and personnel adjustments. Other operating expense for the first quarter of 2018 increased $0.1 million, or 3.6%, compared with the first quarter of 2017, primarily due to higher advertising expenses. Professional fees decreased $0.2 million, or 22.3%, for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017, amortization of intangible asset expense also decreased $0.2 million, or 22.6%, and net occupancy and equipment expense decreased $0.1 million, or 1.6%, to $3.2 million for the first quarter of 2018 compared to $3.3 million for the first quarter of 2017.
Income tax expense was $2.0 million for the first quarter of 2018 compared to $2.5 million for the same period in 2017, primarily due to the reduction in the corporate federal income tax rate to 21% for 2018 compared to 35% for 2017 as a result of the Tax Cuts and Jobs Act enacted by the U.S. government on December 22, 2017.
Balance Sheet and Asset Quality
Total assets were $3.24 billion at March 31, 2018, an increase of $29.4 million, or 0.9% from December 31, 2017. Loans increased $39.5 million, or 1.7%, from $2.29 billion at December 31, 2017 to $2.33 billion at March 31, 2018. This increase was partially offset by a decrease in cash and cash equivalents of $8.6 million, or 16.8%. Total deposits at March 31, 2018, were $2.63 billion, an increase of $26.6 million, or 1.0%, from December 31, 2017. The mix of deposits saw increases between December 31, 2017 and March 31, 2018 of $23.8 million, or 3.4%, in certificates of deposit, $12.1 million, or 1.0%, in interest-bearing checking deposits, and $2.5 million, or 1.2%, in savings deposits. These increases were partially offset by a decrease in non-interest-bearing demand deposits of $11.8 million, or 2.6% between December 31, 2017 and March 31, 2018. Between December 31, 2017 and March 31, 2018, securities sold under agreements to repurchase declined $28.5 million, due to normal cash need fluctuations by customers, while federal funds purchased rose $24.6 million, to $25.6 million compared to $1.0 million. FHLB borrowings rose $8.0 million, or 7.0%, between the two dates. The overall increase in borrowings was the result of growth in the loan portfolio exceeding the increase in deposits. At March 31, 2018, long-term debt had an outstanding balance of $11.3 million, a decrease of $1.3 million, or 10.0%, from December 31, 2017, due to normal scheduled repayments.
“We experienced loan growth mainly in our Denver and Twin Cities markets, while deposit growth was consistent throughout our footprint, with large balances coming late in the quarter in Iowa City,” said Mr. Funk. “We are in a strong position to leverage our capital and market base to further grow our loan portfolio.”
Total loans (excluding loans held for sale) increased $39.5 million, or 1.7%, from $2.29 billion at December 31, 2017, to $2.33 billion at March 31, 2018. The mix of loans saw increases between December 31, 2017 and March 31, 2018, primarily concentrated in construction and development, commercial and industrial, agricultural, and commercial real estate-other . Decreases occurred in multifamily, residential real estate, farmland, and consumer loans. As of March 31, 2018, the largest category of loans was commercial real estate loans, comprising approximately 52% of the portfolio, of which 8% of total loans were construction and development, 6% of total loans were multifamily residential mortgages, and 4% of total loans were farmland. Commercial and industrial loans was the next largest category at 22% of total loans, followed by residential real estate loans at 20%, agricultural loans at 5%, and consumer loans at 2%. Included in these totals are $19.0 million, net of a discount of $1.5 million, or 0.8% of the total loan portfolio, in purchased credit impaired loans as a result of the merger between the Company and Central Bancshares, Inc. (“Central”) in 2015.
Nonperforming loans decreased from $23.9 million, or 1.04% of total loans, at December 31, 2017, to $21.1 million, or 0.91% of total loans, at March 31, 2018. At March 31, 2018, nonperforming loans consisted of $13.6 million in nonaccrual loans, $7.5 million in troubled debt restructures (“TDRs”) and $0.1 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $14.8 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing interest of $0.2 million at December 31, 2017. Nonaccrual loans decreased $1.2 million between December 31, 2017, and March 31, 2018, which was primarily driven by net charge-offs of $0.2 million in the first three months of 2018 and $2.0 million of principal payments, partially offset by five loans being added in the first quarter of 2018 for $1.0 million. The balance of TDRs decreased $1.4 million between these two dates, primarily due to payments collected from TDR-status borrowers totaling $0.2 million, and five loans totaling $1.2 million moving to non-disclosed status. Loans 90 days past due and still accruing interest decreased $0.1 million between December 31, 2017, and March 31, 2018. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) decreased to $6.6 million at March 31, 2018, compared with $8.4 million at December 31, 2017. At March 31, 2018, other real estate owned (not included in nonperforming loans) was $1.0 million, down from $2.0 million of other real estate owned at December 31, 2017. During the first three months of 2018, the Company had a net decrease of 10 properties in other real estate owned. As of March 31, 2018, the allowance for loan losses was $29.7 million or 1.28% of total loans, compared with $28.1 million, or 1.23% of total loans at December 31, 2017. The allowance for loan losses represented 140.37% of nonperforming loans at March 31, 2018, compared with 117.59% of nonperforming loans at December 31, 2017. The Company had net loan charge-offs of $0.2 million in the three months ended March 31, 2018, or an annualized 0.04% of average loans outstanding, compared to net charge-offs of $0.7 million, or an annualized 0.13% of average loans outstanding, for the same period of 2017.
Mr. Funk continued, “The agricultural economy in the Midwest remains under some stress, and we downgraded several credits during the quarter. However, given our strong collateral positions on most loans, we continue to project low charge-offs in the agricultural portfolio and also note that our loan loss reserve coverage of nonperforming loans increased to 140.37% during the quarter, which is more in line with our historical coverage level.”
Non-acquired loans with a balance of $2.03 billion had $28.9 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.42%. Non-acquired loans are total loans minus those loans acquired in the Central merger. New loans and renewed loans made after the merger are considered non-acquired loans.

(in thousands)	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$2,033,998	$—	$2,033,998	$28,943	1.42%	1.42%
Total Acquired Loans	299,757	7,597	292,160	728	0.24	2.78
Total Loans	$2,333,755	$7,597	$2,326,158	$29,671	1.28%	1.60%
Investment securities totaled $640.7 million at March 31, 2018, or 19.8% of total assets, a decrease of $0.2 million, from $640.9 million, or 20.0% of total assets, as of December 31, 2017. A total of $446.1 million of the investment securities were classified as available for sale at March 31, 2018, compared to $445.3 million at December 31, 2017. As of March 31, 2018, the portfolio consisted mainly of obligations of states and political subdivisions (42.7%), mortgage-backed securities and collateralized mortgage obligations (37.6%), corporate debt securities (15.6%), and obligations of U.S. government agencies (4.0%). Investment securities held to maturity were $194.6 million at March 31, 2018, compared to $195.6 million at December 31, 2017, and equity securities were $2.8 million at March 31, 2018, compared to $2.3 million at December 31, 2017.
Capital
Total shareholders’ equity was $341.4 million as of March 31, 2018, compared to $340.3 million as of December 31, 2017, an increase of $1.1 million, or 0.3%. This increase was primarily attributable to net income of $7.8 million for the three months of 2018. This increase was partially offset by a $3.6 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale and the payment of $2.4 million in common stock dividends. In addition, there was a $0.5 million increase in treasury stock due to the repurchase of 33,998 shares of Company common stock at a cost of $1.1 million, partially offset by the issuance of 29,329 shares of Company common stock in connection with stock compensation plans, for the first three months of 2018. The total shareholders’ equity to total assets ratio was 10.53% at March 31, 2018, down from 10.59% at December 31, 2017. The tangible equity to tangible assets ratio (a non-GAAP financial measure) was 8.41% at March 31, 2018, compared with 8.44% at December 31, 2017. Book value was $27.95 per share at March 31, 2018, an increase from $27.85 per share at December 31, 2017. Tangible book value per share (a non-GAAP financial measure) was $21.81 at March 31, 2018, an increase from $21.67 per share at December 31, 2017.

“Our capital position remains strong, and we utilized our stock repurchase plan during the first quarter and will continue to evaluate opportunities to use it in the future,” concluded Mr. Funk.
Quarterly Cash Dividend Declared
On April 19, 2018, the Company’s board of directors declared a quarterly cash dividend of $0.195 per common share, the same as the dividend paid in the previous quarter. The dividend is payable June 15, 2018, to shareholders of record at the close of business on June 1, 2018. At this quarterly rate, the indicated annual cash dividend is equal to $0.78 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 27, 2018. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until July 27, 2018, by calling 877-344-7529 and using the replay access code of 10114833. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the Nasdaq Global Select Market under the symbol “MOFG”.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses, an increase in the provision for loan losses, and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) war or terrorist activities which may cause further deterioration in the economy or cause instability in credit markets; (21) cyber-attacks; and (22) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(unaudited, dollars in thousands, except per share data)	2018	2017	2017
Tangible Equity
Total shareholders’ equity	$341,377	$340,304	$327,514
Plus: Deferred tax liability associated with intangibles	1,073	1,241	2,741
Less: Intangible assets, net	(76,043)	(76,700)	(78,976)
Tangible equity	$266,407	$264,845	$251,279
Tangible Assets
Total assets	$3,241,642	$3,212,271	$3,083,515
Plus: Deferred tax liability associated with intangibles	1,073	1,241	2,741
Less: Intangible assets, net	(76,043)	(76,700)	(78,976)
Tangible assets	$3,166,672	$3,136,812	$3,007,280
Common shares outstanding	12,214,942	12,219,611	11,959,521
Tangible Book Value Per Share	$21.81	$21.67	$21.01
Tangible Equity/Tangible Assets	8.41%	8.44%	8.36%

	For the Three Months Ended
(unaudited, dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Net Income	$7,793	$(1,590)	$6,713
Plus: Intangible amortization, net of tax(1)	519	463	552
Adjusted net income	$8,312	$(1,127)	$7,265
Average Tangible Equity
Average total shareholders’ equity	$340,550	$347,678	$308,318
Plus: Average deferred tax liability associated with intangibles	1,154	1,993	2,899
Less: Average intangible assets, net of amortization	(76,364)	(77,037)	(79,381)
Average tangible equity	$265,340	$272,634	$231,836
Return on Average Tangible Equity (annualized)	12.70%	(1.64)%	12.71%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,313	$26,411	$25,081
Plus tax equivalent adjustment:(1)
Loans	241	485	403
Securities	401	814	830
Tax equivalent net interest income (1)	$26,955	$27,710	$26,314
Average interest earning assets	$2,963,718	$2,919,014	$2,819,206
Net Interest Margin	3.69%	3.77%	3.79%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 21% for 2018, and 35% for 2017.

	For the Three Months Ended
(dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Operating Expense
Total noninterest expense	$20,358	$20,093	$20,335
Less: Amortization of intangibles	(657)	(713)	(849)
Operating expense	$19,701	$19,380	$19,486
Operating Revenue
Tax equivalent net interest income (1)	$26,955	$27,710	$26,314
Plus: Noninterest income	5,672	5,534	5,537
Less: (Gain) loss on sale or call of available for sale debt securities	(9)	8	—
(Gain) loss on sale or call of held to maturity debt securities	—	(10)	(43)
(Gain) loss on sale of premises and equipment	1	—	2
Other (gain) loss	(102)	53	(13)
Operating revenue	$32,517	$33,295	$31,797
Efficiency Ratio	60.59%	58.21%	61.28%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 21% for 2018, and 35% for 2017.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2018	As of December 31, 2017
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$39,929	$44,818
Interest-bearing deposits in banks	2,467	5,474
Federal funds sold	—	680
Cash and cash equivalents	42,396	50,972
Investment securities:
Equity securities	2,815	2,336
Available for sale debt securities	446,087	445,324
Held to maturity debt securities (fair value of $190,593 as of March 31, 2018 and $194,343 as of December 31, 2017)	194,617	195,619
Loans held for sale	870	856
Loans	2,326,158	2,286,695
Allowance for loan losses	(29,671)	(28,059)
Net loans	2,296,487	2,258,636
Premises and equipment, net	77,552	75,969
Accrued interest receivable	13,337	14,732
Goodwill	64,654	64,654
Other intangible assets, net	11,389	12,046
Bank-owned life insurance	59,812	59,831
Other real estate owned	1,001	2,010
Deferred income taxes, net	7,866	6,525
Other assets	22,759	22,761
Total assets	$3,241,642	$3,212,271
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$450,168	$461,969
Interest-bearing checking	1,240,208	1,228,112
Savings	215,940	213,430
Certificates of deposit under $100,000	332,727	324,681
Certificates of deposit $100,000 and over	392,878	377,127
Total deposits	2,631,921	2,605,319
Federal funds purchased	25,573	1,000
Securities sold under agreements to repurchase	67,738	96,229
Federal Home Loan Bank borrowings	123,000	115,000
Junior subordinated notes issued to capital trusts	23,817	23,793
Long-term debt	11,250	12,500
Deferred compensation liability	5,258	5,199
Accrued interest payable	1,459	1,428
Other liabilities	10,249	11,499
Total liabilities	2,900,265	2,871,967
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2018 and December 31, 2017	$—	$—
Common stock, $1.00 par value; authorized 30,000,000 shares at March 31, 2018 and December 31, 2017; issued 12,463,481 shares at March 31, 2018 and December 31, 2017; outstanding 12,214,942 shares at March 31, 2018 and 12,219,611 shares at December 31, 2017	12,463	12,463
Additional paid-in capital	187,188	187,486
Treasury stock at cost, 248,539 shares as of March 31, 2018 and 243,870 shares as of December 31, 2017	(5,612)	(5,121)
Retained earnings	153,542	148,078
Accumulated other comprehensive loss	(6,204)	(2,602)
Total shareholders' equity	341,377	340,304
Total liabilities and shareholders' equity	$3,241,642	$3,212,271

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(unaudited, dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Interest and fees on loans	$26,567	$26,231	$24,279
Interest on bank deposits	8	88	5
Interest on federal funds sold	—	3	—
Interest on investment securities:
Taxable securities	2,888	2,676	2,718
Tax-exempt securities	1,529	1,540	1,565
Total interest income	30,992	30,538	28,567
Interest expense:
Interest on deposits:
Interest-bearing checking	1,085	1,025	798
Savings	63	60	51
Certificates of deposit under $100,000	995	941	859
Certificates of deposit $100,000 and over	1,393	1,094	917
Total interest expense on deposits	3,536	3,120	2,625
Interest on federal funds purchased	125	19	46
Interest on securities sold under agreements to repurchase	134	116	38
Interest on Federal Home Loan Bank borrowings	517	517	443
Interest on other borrowings	2	3	3
Interest on junior subordinated notes issued to capital trusts	258	245	221
Interest on long-term debt	107	107	110
Total interest expense	4,679	4,127	3,486
Net interest income	26,313	26,411	25,081
Provision for loan losses	1,850	10,669	1,041
Net interest income after provision for loan losses	24,463	15,742	24,040
Noninterest income:
Trust, investment, and insurance fees	1,640	1,595	1,612
Service charges and fees on deposit accounts	1,168	1,291	1,283
Loan origination and servicing fees	941	889	802
Other service charges and fees	1,380	1,412	1,458
Bank-owned life insurance income	433	398	328
Gain (loss) on sale or call of available for sale debt securities	9	(8)	—
Gain on sale or call of held to maturity debt securities	—	10	43
Loss on sale of premises and equipment	(1)	—	(2)
Other gain (loss)	102	(53)	13
Total noninterest income	5,672	5,534	5,537
Noninterest expense:
Salaries and employee benefits	12,371	12,152	11,884
Net occupancy and equipment expense	3,251	2,982	3,304
Professional fees	794	971	1,022
Data processing expense	688	692	711
FDIC insurance expense	319	308	367
Amortization of intangible assets	657	713	849
Other operating expense	2,278	2,275	2,198
Total noninterest expense	20,358	20,093	20,335
Income before income tax expense	9,777	1,183	9,242
Income tax expense	1,984	2,773	2,529
Net income (loss)	$7,793	$(1,590)	$6,713

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2018	As of and for the Year Ended December 31, 2017	As of and for the Three Months Ended March 31, 2017
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$27.95	$27.85	$27.39
Tangible book value per share, net of associated deferred tax liability on intangibles*	21.81	21.67	21.01
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)*	8.41%	8.44%	8.36%
Total shareholders’ equity/total assets	10.53	10.59	10.62
Total loans/total deposits	88.38	87.77	85.54
Asset Quality:
Gross loans	$2,326,158	$2,286,695	$2,165,044
Allowance for loan losses	29,671	28,059	22,217
Net charge-offs	238	11,125	674
Loans past due 30 - 89 days, excluding non-performing and purchased credit impaired loans	6,616	8,418	7,417
Other real estate owned	1,001	2,010	1,696
Non-performing loans
Non-accrual loans	$13,566	$14,784	$20,171
Restructured loans	7,455	8,870	6,880
Loans 90+ days past due and still accruing interest	116	207	3,762
Total non-performing loans	$21,137	$23,861	$30,813

Net loan charge-offs/average loans - annualized	0.04%	0.51%	0.13%
Nonperforming loans/total loans	0.91	1.04	1.42
Nonperforming loans + other real estate/total assets	0.68	0.81	1.05
Allowance for loan losses/total loans	1.28	1.23	1.03
Allowance for loan losses/nonperforming loans	140.37	117.59	72.10

	As of and for the Three Months Ended
(unaudited, dollars in thousands, except per share amounts)	March 31, 2018	December 31, 2017	March 31, 2017
Per Share Data:
Ending number of shares outstanding	12,214,942	12,219,611	11,959,521
Average number of shares outstanding	12,222,690	12,219,271	11,505,687
Diluted average number of shares	12,241,714	12,247,393	11,555,356
Earnings (loss) per common share - basic	$0.64	$(0.13)	$0.58
Earnings (loss) per common share - diluted	0.64	(0.13)	0.58
Dividends paid per common share	0.195	0.170	0.165
Performance Ratios:
Return on average assets - annualized	0.98%	(0.20)%	0.89%
Return on average shareholders’ equity - annualized	9.28	(1.81)	8.83
Return on average tangible equity - annualized*	12.70	1.64	12.71
Net interest margin*	3.69	3.77	3.79
Efficiency ratio*	60.59	58.21	61.28
Average Balances:
Total loans	$2,304,984	$2,258,009	$2,161,054
Interest-earning assets	2,963,718	2,919,014	2,819,206
Total assets	3,216,018	3,171,060	3,059,397
Interest-bearing deposits	2,131,654	2,075,461	2,007,325
Interest-bearing liabilities	2,399,603	2,335,747	2,250,261
Total equity	340,550	347,678	308,318

* Non-GAAP measure. See pages 5-6 for a detailed explanation.